VARIABLE INSURANCE FUNDS
Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On October 3, 2002, Ernst & Young LLP ("E&Y") resigned as registrant's independent auditors for the period ended
December 31, 2002. The resignation was based E&Y's desire to potentially provide services to Fifth Third
Bancorp, the Funds ultimate parent, that if Ernst &
Young was engaged to perform would be inconsistent with current independence rules. E&Y's reports on the registrant's financial statements for the fiscal year ended December 31, 2001 contained no adverse opinion or disclaimer of opinion nor was it qualified or modified as to uncertainty, audit scope or accounting principles.
During registrant's fiscal year ended December 31, 2001 and during the interim period commencing January 1, 2002 and ended October 3, 2002, (i) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such year, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 20, 2002, registrant by action of its Board of Trustees engaged PricewaterhouseCoopers LLP ("PWC") as the independent auditors to audit registrant's financial statements for the period ended December 31, 2002.
During registrant's fiscal years ended December 31, 2001 and the interim period commencing January 1, 2001 and ending October 3, 2002, neither registrant nor anyone on its behalf consulted PWC on items which
(i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Registrant has requested E&Y to furnish it with a letter addressed to the Securities and Exchange Commission stating whether E&Y agrees with the statements contained above. A copy of the letter from E&Y to the Securities and Exchange
Commission is filed as an exhibit hereto.